Exhibit 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER

AND FISCAL YEAR 2010

•	Revenues: $2.68 billion (up 7%) for fourth quarter, $10.85 billion (up 8%) for fiscal year

•	Operating Income: $209 million (up 0%) for fourth quarter, $867 million (up 12%) for fiscal year

•	Diluted EPS from Continuing Operations: $0.31 (up 7%) for fourth quarter, $1.24 (up 15%) for fiscal year

•	Lower guidance for fiscal year 2011 performance

(McLEAN, Va.) March 30, 2010 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the fourth quarter and fiscal year 2010, which ended January 31, 2010.

“We are pleased to complete the fiscal year with improved operating margin, earnings per share and cash generation,” said Walt Havenstein, SAIC chief executive officer. “Our market positioning is strong, particularly our understanding of our customer’s missions and our ability to deliver rapid-response, best-of-breed solutions for war fighters and the intelligence community. We enter fiscal year 2011 with our portfolio of capabilities well aligned with national priorities, emphasizing areas such as intelligence, surveillance, and reconnaissance (ISR), cybersecurity, logistics, energy, and health technology to fuel our growth and shareholder value prospects.”

Summary Operating Results

Revenues for the quarter were $2.68 billion, up 7 percent from $2.52 billion in the fourth quarter of fiscal year 2009. Full-year revenues were $10.85 billion, up 8 percent from fiscal year 2009. Internal revenue growth, which includes year-over-year performance of acquisitions, represented 4 percentage points of the consolidated revenue growth for the quarter and 6 percentage points of the consolidated revenue growth for the fiscal year. Key drivers of internal revenue growth for the quarter included military logistics programs, defense systems engineering and information technology, and military healthcare information technology.

Operating income for the quarter was $209 million (7.8 percent of revenue), up slightly from $208 million (8.3 percent of revenue) in the fourth quarter of fiscal year 2009. The year-over-year decline in operating margin was primarily attributable to an $8 million (28 percent) increase in bid and proposal expenses and a $6 million charge for the impairment of an intangible asset related to a fiscal year 2009 acquisition. Full-year operating income was $867 million (8.0 percent of revenue), up 12 percent from $776 million (7.7 percent of revenue) in fiscal year 2009.

Income from continuing operations for the quarter was $123 million, up 3 percent from $119 million in the fourth quarter of fiscal year 2009. Full-year income from continuing operations was $500 million, up 12 percent from $447 million in fiscal year 2009.

Diluted earnings per share from continuing operations for the quarter were $0.31, up 7 percent from $0.29 in the fourth quarter of fiscal year 2009, driven by the increase in income from continuing operations and a lower share count compared to the prior year quarter. The diluted share count for the quarter was 387 million, down 3 percent from 399 million in the fourth quarter of fiscal year 2009, due primarily to share repurchases made throughout the year. Diluted earnings per share from continuing operations for the year were $1.24, up 15 percent from $1.08 in fiscal year 2009.

Diluted earnings per share, which include discontinued operations, were $0.31 for the quarter, up 7 percent from $0.29 in the fourth quarter of fiscal year 2009. Diluted earnings per share for the year were $1.24, up 14 percent from $1.09 in fiscal year 2009.

Cash Generation and Capital Deployment

Cash flow provided by operations for fiscal year 2010 was $620 million, reflecting 1.25 times income from continuing operations and up 6 percent from $583 million in fiscal year 2009. The increase in fiscal year 2010 was primarily due to increased net income from continuing operations. Days sales outstanding were 69 days, up slightly from 68 days at the end of fiscal year 2009.

During the fourth quarter of fiscal year 2010, the company used $99 million to fund acquisitions, including the acquisition of Science, Engineering, and Technology Associates Corporation, a leading provider of smart sensor-based technologies and information solutions. Also, the company used $143 million to repurchase approximately 7.6 million shares including 7.2 million under the company’s stock repurchase program and the remainder in recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. As of January 31, 2010, the company had $861 million in cash and cash equivalents and $1.1 billion in long-term debt.

Mark W. Sopp, SAIC chief financial officer commented, “In fiscal year 2010 we were able to meet or exceed our announced financial growth targets. Our operating performance and cash generation allowed us to deploy cash towards acquisitions and share repurchases, while maintaining a conservative balance sheet for future growth initiatives.”

New Business Awards

Net new business bookings totaled $1.6 billion in the fourth quarter and $9.5 billion for the fiscal year, representing a book-to-bill ratio of 0.6 and 0.9 for the fourth quarter and fiscal year, respectively. Net bookings are calculated as the period’s ending backlog plus the period’s revenues less the prior period’s ending backlog and less the backlog obtained in acquisitions during the period. Net bookings were adversely affected by lower new contract awards and reductions in backlog from the partial termination of an element of the Army’s Brigade Combat Team Modernization (BCTM) program and reductions in expected realizable revenues from other defense programs.

Large definite delivery contract awards received during the quarter include:

•

Space and Naval Warfare Systems Command Support. SAIC was awarded a five-year, $249 million task order by the Space and Naval Warfare Systems Command to provide modeling, simulation, and analytically based warfare analysis support to the Office of the Chief of Naval Operations’ Assessment Division.

•

National Aeronautics and Space Administration (NASA) Support. SAIC received a $235 million contract extension to continue work on the Unified NASA Information Technology Services (UNITeS) contract. The extension raises the ceiling value of the contract – first awarded to SAIC in 2004 – to more than $1.3 billion and extends the contract through January 2011. SAIC will continue to provide IT services to NASA’s Marshall Space Flight Center, and support all NASA centers, including NASA headquarters.

•	Entergy Corporation Support. Under a $219 million follow-on contract awarded by Entergy, SAIC will provide comprehensive IT support services through 2015. SAIC has supported Entergy since 1999.

•

National Science Foundation Support. SAIC was awarded a five-year, $52 million contract by the National Science Foundation to manage its IT infrastructure and provide a comprehensive suite of IT, voice and data telecommunications, and related services.

•

U.S. Navy Marine Mammal Systems Program Support. SAIC received a five-year, $49 million, follow-on contract from the Space and Naval Warfare Systems Center Pacific to continue providing training and care for marine mammals that are part of the Navy’s Marine Mammal Systems Program. The program, which SAIC has supported since 1986, trains dolphins and sea lions to provide security and to find and mark the location of underwater objects.

•

Tarrant Regional Water District Integrated Pipeline Program Support. Under an initial contract award of $8.7 million and a forecasted overall program management budget of $40 million, SAIC subsidiary R. W. Beck will provide program management services to support delivery of a new 180-mile raw water pipeline serving Tarrant Regional Water District and Dallas Water Utilities customers within the Dallas-Fort Worth Metroplex. The program is scheduled for completion in 2018.

In addition, SAIC won several indefinite-delivery/indefinite-quantity (IDIQ) and Blanket Purchase Agreement (BPA) contracts that are not included in net bookings. Awards during the quarter include:

•

U.S. Energy Information Administration (EIA) Support. SAIC received a follow-on contract from the U.S. Department of Energy to provide technical, managerial and project support services to the EIA. Services delivered by SAIC may include energy analysis and econometric modeling; statistical analysis; survey operations; and web and data system/software design and development. The multiple-award, five-year IDIQ contract has a contract ceiling of $288 million for the three awardees.

•

U.S. Department of Energy (DOE) Biomass Program Support. SAIC was awarded a blanket purchase agreement to provide independent engineering services to support the DOE’s Office of Energy Efficiency and Renewable Energy’s Biomass Program. The BPA’s period of performance expires September 30, 2015 and has a ceiling value of $21 million.

The company’s backlog of signed business orders at the end of fiscal year 2010 was $15.6 billion, of which $5.3 billion was funded. As compared to the end of fiscal year 2009, total backlog decreased 7 percent and funded backlog decreased 6 percent. The negotiated unfunded backlog of $10.3 billion is the estimated amount of revenue to be earned in the future from negotiated contracts for which funding has not been authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

In December 2009, the company provided initial guidance for fiscal year 2011, which was internal revenue growth at the low end of the company’s long term goal of 6 percent to 9 percent, operating margin improvement of 20 to 30 basis points, and diluted earnings per share from continuing operations growth at the low end of the company’s long term goal of 11 percent to 18 percent.

For fiscal year 2011, the company is now expecting internal revenue growth in the 3 percent to 6 percent range, operating margin improvement of 10 to 20 basis points, and diluted earnings per share from continuing operations growth in the 8 percent to 14 percent range. These operating margin and diluted earnings per share expectations exclude the charges from the previously announced expiration of the Scottish Power IT outsourcing contract, currently estimated to be in the range of $20 to $30 million.

“The slower than anticipated pace of new contract awards, coupled with the tougher government contracting environment warrants an update to our previous expectations for fiscal year 2011,” said Mark W. Sopp, SAIC chief financial officer. “While there is substantial growth in submitted proposals awaiting decision over last year, the timing of decisions is uncertain. However, our contract win rates remain strong, and we believe our capabilities and investment focus on the higher growth areas position us well for the future.”

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 46,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of $10.8 billion for its fiscal year ended January 31, 2010. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, earnings, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in contract awards or the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules, regulations and practices; the outcome of U.S. Government reviews, audits and investigations of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees, including our management team; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others or legal compliance issues; our ability to successfully acquire businesses and make investments; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of March 30, 2010. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:
Investor Relations:
Mark Sopp
703-676-2283

Media Relations:
Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

SAIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31		Year Ended January 31
	2010	2009	2010	2009	2008
Revenues	$2,683	$2,518	$10,846	$10,070	$8,926
Costs and expenses:
Cost of revenues	2,301	2,163	9,343	8,692	7,686
Selling, general and administrative expenses	173	147	636	602	567

Operating income	209	208	867	776	673
Non-operating income (expense):
Interest income	—	2	2	20	56
Interest expense	(19)	(19)	(76)	(78)	(90)
Other income (expense), net	1	(10)	6	(15)	(6)

Income from continuing operations before income taxes	191	181	799	703	633
Provision for income taxes	(68)	(62)	(299)	(256)	(243)

Income from continuing operations	123	119	500	447	390
Discontinued operations:
Income (loss) from discontinued operations before income taxes	(1)	1	(6)	(19)	31
Benefit (provision) for income taxes	1	—	3	24	(5)

Income (loss) from discontinued operations	—	1	(3)	5	26

Net income	$123	$120	$497	$452	$416

Earnings per share (a):
Basic:
Income from continuing operations	$0.31	$0.29	$1.26	$1.10	$0.94
Income (loss) from discontinued operations	—	0.01	(0.01)	0.01	0.06

	$0.31	$0.30	$1.25	$1.11	$1.00

Diluted:
Income from continuing operations	$0.31	$0.29	$1.24	$1.08	$0.92
Income from discontinued operations	—	—	—	0.01	0.06

	$0.31	$0.29	$1.24	$1.09	$0.98

Weighted average number of shares outstanding:
Basic	383	393	386	395	404

Diluted	387	399	390	402	415

(a)    On February 1, 2009, the company adopted an accounting standard regarding earnings per share that requires an allocation of income from continuing operations and net income to the company’s unvested stock awards which are considered participating securities in accordance with the standard. The company’s unvested stock awards are excluded from the weighted average number of shares outstanding. The company allocated the following amounts of income from continuing operations and net income to unvested stock awards for the purposes of calculating earnings per share (EPS):

Income from continuing operations for basic EPS	$4	$4	$15	$13	$9
Income from continuing operations for diluted EPS	$4	$3	$15	$13	$9
Net income for basic and diluted EPS	$4	$4	$15	$13	$10

SAIC, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	January 31, 2010	January 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$861	$936
Receivables, net	2,044	1,889
Inventory, prepaid expenses and other current assets	288	385
Assets of discontinued operations	—	7

Total current assets	3,193	3,217
Property, plant and equipment, net	389	357
Intangible assets, net	106	88
Goodwill	1,434	1,249
Deferred income taxes	103	86
Other assets	70	51

	$5,295	$5,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,191	$1,178
Accrued payroll and employee benefits	512	487
Notes payable and long-term debt, current portion	3	17
Liabilities of discontinued operations	—	1

Total current liabilities	1,706	1,683
Notes payable and long-term debt, net of current portion	1,103	1,099
Other long-term liabilities	195	182

Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million and 1.5 billion shares authorized at January 31, 2010 and 2009, respectively, 0 and 196 million shares issued and outstanding at January 31, 2010 and 2009, respectively	—	—
Common stock, $.0001 par value, 2 billion shares authorized, 388 million and 210 million shares issued and outstanding at January 31, 2010 and 2009, respectively	—	—
Additional paid-in capital	2,096	1,950
Retained earnings	239	183
Accumulated other comprehensive loss	(44)	(49)

Total stockholders’ equity	2,291	2,084

	$5,295	$5,048

SAIC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended January 31		Year Ended January 31
	2010	2009	2010	2009	2008
Cash flows from operations:
Net income	$123	$120	$497	$452	$416
Loss (income) from discontinued operations	—	(1)	3	(5)	(26)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	25	24	93	89	77
Stock-based compensation	26	25	106	94	89
Excess tax benefits from stock-based compensation	(20)	(4)	(36)	(56)	(64)
Impairment losses	6	13	7	29	13
Other items	(5)	3	(7)	(3)	11
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	118	116	(94)	4	(237)
Inventory, prepaid expenses and other current assets	(9)	(23)	54	(82)	(45)
Deferred income taxes	(20)	4	(18)	4	(4)
Other assets	(1)	4	3	(3)	(5)
Accounts payable and accrued liabilities	(39)	(33)	(32)	67	46
Accrued payroll and employee benefits	(118)	(119)	18	(73)	54
Income taxes payable	8	8	20	43	28
Other long-term liabilities	4	16	6	23	(7)

Total cash flows provided by operations	98	153	620	583	346
Cash flows from investing activities:
Expenditures for property, plant and equipment	(12)	(14)	(58)	(59)	(61)
Acquisitions of businesses, net of cash acquired	(99)	—	(256)	(201)	(144)
Net receipts (payments) for purchase price adjustments related to prior year acquisitions	(10)	1	(2)	(3)	(1)
Other	2	(1)	10	14	3

Total cash flows used in investing activities	(119)	(14)	(306)	(249)	(203)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(1)	(1)	(18)	(113)	(10)
Sales of stock and exercises of stock options	12	12	58	76	98
Repurchases of stock	(143)	(16)	(474)	(445)	(309)
Excess tax benefits from stock-based compensation	20	4	36	56	64
Other	—	—	—	(1)	—

Total cash flows used in financing activities	(112)	(1)	(398)	(427)	(157)

Increase (decrease) in cash and cash equivalents from continuing operations	(133)	138	(84)	(93)	(14)

Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	4	(8)	3	(41)	(4)
Cash provided by (used in) investing activities of discontinued operations	1	(2)	1	(10)	1

Increase (decrease) in cash and cash equivalents from discontinued operations	5	(10)	4	(51)	(3)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(2)	(4)	5	(16)	—

Total increase (decrease) in cash and cash equivalents	(130)	124	(75)	(160)	(17)

Cash and cash equivalents at beginning of period	991	812	936	1,096	1,113

Cash and cash equivalents at end of period	$861	$936	$861	$936	$1,096

SAIC, INC.

INTERNAL REVENUE GROWTH PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The company calculates its internal revenue growth percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth percentage is one of two components of the total revenue growth percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate internal revenue growth percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth percentages for the three months and year ended January 31, 2010 were calculated as follows:

	Three Months Ended January 31, 2010	Year Ended January 31, 2010
Government segment:
Prior year period’s revenues, as reported	$2,406	$9,582
Revenues of acquired businesses for the comparable prior year period	72	194

Prior year period’s revenues, as adjusted	$2,478	$9,776
Current year period’s revenues, as reported	2,571	10,390

Internal revenue growth	$93	$614

Internal revenue growth percentage	4%	6%

Commercial segment:
Prior year period’s revenues, as reported	$114	$491
Revenues of acquired businesses for the comparable prior year period	—	6

Prior year period’s revenues, as adjusted	$114	$497
Current year period’s revenues, as reported	113	462

Internal revenue growth	$(1)	$(35)

Internal revenue growth percentage	-1%	-7%

Total:
Prior year period’s revenues, as reported	$2,518	$10,070
Revenues of acquired businesses for the comparable prior year period	72	200

Prior year period’s revenues, as adjusted	$2,590	$10,270
Current year period’s revenues, as reported	2,683	10,846

Internal revenue growth	$93	$576

Internal revenue growth percentage	4%	6%

SAIC, INC.

Fiscal Year 2011 Guidance Excluding Impact of Scottish Power Contract Expiration (Non-GAAP Reconciliation)

(Unaudited)

In this release, SAIC, Inc. refers to expectations of operating margin improvement and growth in diluted earnings per share (EPS) from continuing operations excluding charges from the expiration of the Scottish Power IT outsourcing contract, which are non-GAAP financial measures. The company calculates these measures by excluding those expected charges from operating income and diluted earnings per share from continuing operations, the most directly comparable GAAP financial measures. Those reconciliations, which are provided below, have the impact of reducing operating margin improvement and diluted earnings per share from continuing operations growth.

We use these non-GAAP measures to provide investors with visibility to how we expect our business to perform excluding the impact of the expected charges arising from the expiration of the Scottish Power IT outsourcing contract. The limitation of these non-GAAP measures as compared to the most directly comparable GAAP financial measures is that we expect to incur charges associated with this contract expiration which are not reflected in these non-GAAP measures. We address this limitation by presenting this reconciliation to the most directly comparable GAAP measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in connection with our consolidated financial statements prepared in accordance with GAAP.

Reconciliation of Expected Operating Margin Improvement for the Year Ended January 31, 2011:

	Low End		High End
Expected Operating Margin Improvement Excluding Impact of Scottish Power Contract Expiration	10 basis pts.		20 basis pts.
Less: Expected Impact of Scottish Power Contract Expiration*	(20 basis pts.	)	(20 basis pts.	)

Expected Operating Margin Improvement on a GAAP basis	-10 basis pts.		0 basis pts.

Reconciliation of Expected Diluted Earnings Per Share From Continuing Operations Growth for the Year Ended January 31, 2011:

	Low End	High End
Expected Diluted EPS from Continuing Operations Growth Excluding Impact of Scottish Power Contract Expiration	8%	14%
Less: Expected Impact of Scottish Power Contract Expiration*	-3%	-3%

Expected Diluted EPS from Continuing Operations Growth on a GAAP basis	5%	11%

*	Expected impact computed utilizing mid-point of estimated pre-tax charge of $20 to $30 million